March 2014

Pricing Sheet dated March 31, 2014 relating to

Amendment No. 1 dated March 31, 2014 to

Preliminary Terms No. 111 dated March 18, 2014

Registration Statement No. 333-177923

Filed pursuant to Rule 433

Structured Investments

PLUS Based on the Performance of an Equally Weighted Basket of Five Underlying Stocks due May 5, 2015

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS — MARCH 31, 2014
Issuer:	JPMorgan Chase & Co.
Maturity date:	May 5, 2015, subject to postponement for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-III.
Basket:	Basket Components	Bloomberg ticker symbol	Weighting
	salesforce.com, inc. (“salesforce.com”)	CRM	20%
	Google Inc. (“Google”)	GOOG	20%
	Qlik Technologies Inc. (“Qlik”)	QLIK	20%
	Palo Alto Networks, Inc. (“Palo Alto Networks”)	PANW	20%
	Time Warner Inc. (“Time Warner”)	TWX	20%
Aggregate principal amount:	$1,421,000
Payment at maturity:	If the final basket value is greater than the initial basket value, for each $1,000 stated principal amount PLUS,
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is less than or equal to the initial basket value, for each $1,000 stated principal amount PLUS,
$1,000 × basket performance factor
This amount will be less than or equal to the stated principal amount of $1,000 per PLUS.
The payment at maturity is subject to the impact of certain market disruption events as described under “Description of PLUS — Payment at Maturity” and “General Terms of PLUS — Market Disruption Events” in the accompanying product supplement no. MS-1-III.
Leveraged upside payment:	$1,000 × leverage factor × basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The basket closing value on the valuation date
Leverage factor:	150%
Basket performance factor:	final basket value / initial basket value
Maximum payment at maturity:	$1,201.50 (120.15% of the stated principal amount) per PLUS
Basket closing value:

The basket closing value on the valuation date will be calculated as follows:

100 × [1 + sum of (basket component return of each basket component × basket component weighting of each such basket component)]

Basket component return:	With respect to each basket component: final stock price - initial stock price initial stock price
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS (see “Commissions and issue price” below)
Pricing date:	March 31, 2014
Original issue date (settlement date):	April 3, 2014
Valuation date:	April 30, 2015, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of PLUS — Postponement of a Determination Date — PLUS linked to a Basket” in the accompanying product supplement no. MS-1-III
CUSIP / ISIN:	48127DED6 / US48127DED66
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page
Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per PLUS	$1,000	$20	$980
Total	$1,421,000	$28,420	$1,392,580

(1)	See “Additional Information about the PLUS — “Use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $20 per $1,000 stated principal amount PLUS it receives from us to Morgan Stanley Smith Barney LLC. See “Underwriting (Conflicts of Interest)” beginning on page PS-69 of the accompanying product supplement no. MS-1-III.

The estimated value of the PLUS on the pricing date as determined by JPMS was $969.50 per $1,000 stated principal amount PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in the accompanying preliminary terms for additional information.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering, related product supplement no. MS-1-III, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the PLUS” at the end of the accompanying preliminary terms.

Amendment No. 1 dated March 31, 2014 to preliminary terms no. 111 dated March 18, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214002708/e58270fwp.htm

Product supplement no. MS-1-III dated March 18, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214002102/e57956_424b2.pdf

Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

PLUS Based on the Performance of an Equally Weighted Basket of Five Underlying Stocks due May 5, 2015

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Terms continued from previous page:
Initial stock price:	With respect to each basket component, the closing price of one share of that basket component on the pricing date, which was $57.09 for salesforce.com, $1,114.51 for Google, $26.59 for Qlik, $68.60 for Palo Alto Networks and $65.33 for Time Warner, divided by the stock adjustment factor for that basket component
Final stock price:	With respect to each basket component, the closing price of one share of that basket component on the valuation date
Stock adjustment factor:	With respect to each basket component, 1.0, subject to adjustment in the event of certain corporate events affecting that basket component

March 2014	Page 2